Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-129909, 333-129908, 333-117897, 333-103571, 333-100797, 333-72480, 333-64260, 333-53734, 333-39126, 333-95653, 333-85187, 333-140344 and 333-143053) of Brocade Communications Systems, Inc. of our report dated April 14, 2004 (except for Notes 16 and 19 which are as of April 24, 2006), with respect to the consolidated statements of operations, changes in stockholders’ equity and cash flows of McDATA Corporation and its subsidiaries for the year ended January 31, 2004, and the related financial statement schedule, which report appears in Exhibit 99.1 of Brocade Communications Systems, Inc.’s Form 8-K filed herewith.
/s/ PricewaterhouseCoopers LLP
Denver, Colorado
May 18, 2007